THE SECURITIES  REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED (THE "ACT"),  OR UNDER ANY STATE  SECURITIES LAWS. THESE
SECURITIES MAY NOT BE OFFERED FOR SALE,  SOLD,  TRANSFERRED  OR ASSIGNED  EXCEPT
PURSUANT TO REGISTRATION  UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR
UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY
THAT SUCH REGISTRATION IS NOT REQUIRED.

                                 DECORIZE, INC.
                          SUBORDINATED PROMISSORY NOTE

$56,451.00                                                 Springfield, Missouri
                                                           January 30, 2004

     FOR VALUE RECEIVED, the undersigned, Decorize, Inc., a Delaware corporation
(hereinafter  "Borrower"),  hereby  promises to pay to the order of Jon T. Baker
(hereinafter  "Creditor"),  the principal sum of Fifty-Six Thousand Four Hundred
Fifty-One Dollars ($56,451.00),  with interest thereon from the date hereof at a rate per annum that is one-half a percent  (0.5%) in excess of the prime rate of
Liberty  Bank from time to time (the "Prime  Rate"),  said rate to change as and when said Prime Rate changes,  on the terms set forth below.  The entire balance of unpaid principal, plus all accrued interest thereon, shall be due and payable on December 31, 2004 (the "Maturity Date").

     All payments  received  with respect to this Note shall first be applied to interest accrued on the principal balance, and the remainder shall be applied to principal.

     Borrower hereby waives presentment, demand for payment, notice of dishonor, and all other notices and demands in connection  with the delivery,  acceptance, performance, default or endorsement of this Note.

     This Note and any security  interests  created for the benefit of this Note from time to time shall be  subordinate in right of payment to the prior payment of any now existing and hereinafter created Senior Indebtedness (as defined). In the event of any  insolvency or  bankruptcy  proceedings,  or any  receivership,
liquidation,   reorganization   or  other  similar   proceedings  in  connection
therewith,  relative  to  Borrower  or  its  property,  or in the  event  of any proceedings  for  voluntary  liquidation,  dissolution  or other  winding  up of
Borrower, whether or not involving insolvency or bankruptcy, then the holders of the Senior  Indebtedness  shall be  entitled  to receive  payment in full of all
Senior  Indebtedness  before  Creditor  shall  receive any payment on account of principal  or interest  due under this Note.  Following  the  occurrence  of any default in the payments to be made under the Senior Indebtedness, and unless and until such event of default has been cured,  (i) no payment of the  principal or interest  upon this Note shall be made  hereunder  until  payment in full of all
Senior  Indebtedness  and (ii) the holders of the Senior  Indebtedness  shall be entitled  to receive  payment in full of all  Senior  Indebtedness  prior to the entitlement of Creditor to receive any payment of the principal or interest upon this Note (except for payments  which have been made prior to the  occurrence of such event of default).  For purposes of this Agreement,  "Senior  Indebtedness"
shall mean any amounts owed by Borrower

or its  subsidiaries  in  connection  with (i) that  certain  Note and  Security
Agreement by and among  GuildMaster,  Inc., a  Subsidiary  of Debtor,  Sac River
Valley Bank and the U.S.  Small Business  Administration  dated August 13, 1996,
(ii)  that  certain  Factoring  Agreement  between  Decorize,  Inc.  and The CIT
Group/Commercial  Services,  Inc.,  dated  January 30, 2003,  (iii) that certain
Amended and  Restated 6%  Convertible  Term Note issued to NESTUSA,  Inc. in the original  principal  amount of $209,700,  dated as of January 21, 2004, (iv) any office  leases or other  commercial  leases by which a  landlord  may be granted rights to the Collateral, and (v) any and all other bank loans, revolving credit lines, financial instruments,  factoring arrangements or other credit facilities obtained by Debtor in the  ordinary  course of business  from time to time,  and approved  by the Board of  Directors  of  Debtor,  and which by their  terms are senior to the Note  (collectively,  and as each of the foregoing may be amended, restated, extended or renewed from time to time, the "Senior Indebtedness").

     Should any of the following  events occur (an "Event of Default")  Borrower shall be in default  hereunder:  (a) if a payment of  principal  of, or interest accrued on, this Note is not paid when the same becomes due; provided,  however, that an  Event of  Default  shall  not be  deemed  to have  occurred  until  the expiration  of a ten (10) day period  commencing  on the date written  notice is delivered  to  Borrower  of  such  non-payment;  or (b) if  Borrower  (i)  shall voluntarily  suspend the transaction of its business or if Borrower shall make a general  assignment  for the benefit of creditors,  (ii) shall be  adjudicated a
bankrupt,   or  shall  file  a  voluntary   petition  in  bankruptcy  or  for  a
reorganization or to effect a plan or other  arrangement with its creditors,  or if Borrower  shall file an answer to a  creditor's  petition  or other  petition against it (admitting the material  allegations  thereof) for an adjudication in bankruptcy  or for a  reorganization,  or (iii)  shall  apply for or permit  the appointment of a receiver,  trustee, or custodian for any substantial portion of its properties or assets; or (c) if bankruptcy,  reorganization,  or liquidation proceedings are instituted  against  Borrower and remain  undismissed for ninety
(90) days.

     In the event of default,  Borrower  agrees to pay all costs of  collection, including a reasonable  attorney  fee, if this Note is placed in the hands of an attorney for collection or if suit is filed hereon.

     Borrower  shall have the  privilege of making cash  payments in addition to those called for in this Note at any time without penalty.

     Payments  on this Note shall be paid to the  Creditor  at 6570 E. Farm Road
134,  Springfield,  Missouri  65802,  or such  other  address as he or any other holder of this Note may direct in writing.

     Pursuant to RSMo. § 432.045, the Creditor hereby gives the following notice to the Borrower:

          "Oral  agreements or  commitments  to loan money,  extend credit or to forebear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable.  To protect you  (borrower(s))  and us
     (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this

     writing,  which is the complete and  exclusive  statement of the  agreement between us, except as we may later agree in writing to modify it."

     IN WITNESS  WHEREOF,  the Borrower,  by its duly authorized  officers,  has executed this Note as of the 30th day of January, 2004.

                                 DECORIZE, INC.

                                 By:
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                                 Name:
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                                 Title:
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